Exhibit 12



                           THE STANLEY WORKS AND SUBSIDIAIRES
                        COMPUTATION OF EARNINGS TO FIXED CHARGES
                              (In Millions of Dollars)


                                             SECOND QUARTER        SIX MONTHS
                                              1998    1997        1998    1997
                                             ------  ------      ------  ------

   Earnings (loss) before income taxes        $67.5   ($81.5)    $125.7 ($22.8)

   Add:
        Portion of rents representative of
           interest factor                      2.9      2.9        5.8    6.2
        Interest expense                        6.5      6.2       13.3   11.7
        Amortization of expense
          on long-term debt                     0.1      0.1        0.1    0.1
        Amortization of capitalized interest      -       -           -    0.1
                                              ------  ------      ------  ------
   Income (loss) as adjusted                   $77.0  ($72.3)     $144.9 ($4.7)
                                              ======  ======      ======  ======
   Fixed charges:
        Interest expense                        $6.5    $6.2       $13.3 $11.7
        Amortization of expense
          on long-term debt                      0.1     0.1         0.1   0.1
        Portion of rents representative of
           interest factor                       2.9     2.9         5.8   6.2
                                              ------  ------      ------  ------
   Fixed charges                                $9.5    $9.2       $19.2 $18.0
                                              ======  ======      ======  ======

   Ratio of earnings to fixed charges (A)       8.11     N/A        7.55   N/A
                                              ======  ======      ======  ======




(A)Due to signficant restructuring charges and asset write-offs recorded in the second quarter of 1997, income as computed above, was inadequate to cover fixed charges. The deficiency was $81.5 for the second quarter and $22.7 for the first six months of 1997.